WE EXPECT TO BE IN A POSITION TO RENDER THE FOLLOWING OPINION IMMEDIATELY PRIOR TO THE CONSUMMATION OF THE TRANSACTION REFERRED TO IN THE REGISTRATION STATEMENT.


       , 1996


Benchmark Electronics, Inc.
3000 Technology Drive
Angleton, Texas 77515

EMD Technologies, Inc.
4065 Theurer Boulevard
Winona, MN 55987

                   RE:  ACQUISITION OF EMD TECHNOLOGIES, INC.
Dear Sirs:

You have requested the opinion of KPMG Peat Marwick LLP ("KPMG") as to certain Federal income tax consequences to Benchmark Electronics, Inc., EMD Technologies, Inc. and the shareholders of EMD Technologies, Inc. with respect to the proposed transaction described below. Our opinion is based solely upon information provided to us in an "Agreement and Plan of Merger" dated March 27, 1996 ("the Agreement"), and information and representations provided to us as set forth in the sections of this letter entitled "FACTS," "PROPOSED TRANSACTION" and "REPRESENTATIONS." We have not reviewed the information statement/prospectus relating to the proposed transaction.

You have advised us that your statements provide an accurate and complete description of the facts and circumstances concerning the proposed transaction, and we have made no independent inquiry into them. In addition, we have made certain assumptions with respect to the facts herein. Any variance or omission in the facts and circumstances, assumptions or representations set forth below may adversely affect the views stated herein. We have reviewed no other legal documents other than the Agreement which are necessary to effectuate the transaction. We assume that all steps will be properly effectuated under the laws of the States of Minnesota and Texas (as applicable) and will be consistent with the information submitted to us.

Further, in rendering our opinion, we are relying upon the Internal Revenue Code of 1986 and Treasury Department regulations thereunder, as amended and in effect on the date hereof, and Revenue Rulings, Revenue Procedures and reported judicial decisions as they existed on the date of this opinion letter. Each of the foregoing is subject to change or modification by subsequent legislation, or regulatory, administrative or judicial decisions. Any such change could also have an effect on the validity of the conclusions set forth herein retroactively or prospectively. Further, the opinion which is rendered should be considered together with various risks set forth in the

Benchmark Electronics, Inc.
       , 1996
Page 2





"DISCUSSION" and "CAVEAT" sections of this letter. Unless requested otherwise, we undertake no responsibility to update our opinion in the event of any subsequent change in the foregoing.

Our opinion is limited solely to the Federal income tax consequences of the transaction as discussed herein to the parties described above. No opinion is rendered, expressed or implied with respect to the tax consequences of the proposed transaction to any other party. Furthermore, no opinion is expressed with respect to issues not specifically discussed herein or any other Federal, state or local tax or the legal aspects of the proposed transaction.

                                     FACTS

Benchmark Electronics, Inc. ("Benchmark") is a Texas corporation engaged in business as a contract manufacturer providing services to original equipment manufacturers in the electronics industry. As of September 30, 1995, there were 4,020,100 shares of Benchmark $.10 par value common stock outstanding and no shares of preferred stock outstanding. The stock of Benchmark is publicly traded on the American Stock Exchange.

Electronics Acquisition, Inc. ("Newco") will be a Texas corporation formed for the purposes of the proposed transaction described below. Newco will be a wholly-owned subsidiary of Benchmark.

EMD Technologies, Inc. ("EMD") is a Minnesota corporation engaged in business as a holding company for EMD Associates, Inc., a Minnesota corporation engaged in business as a full service contract manufacturer of printed circuit board assemblies. The outstanding stock of EMD consists 5,208,078 shares of $.10 par value voting common stock held as follows:

                         Shareholders                                   Shares           Percent of Total
                         ------------                                   ------           ----------------
 David H. Arnold                                                       1,815,065               34.9%
 Daniel M. Rukavina                                                    1,741,165               33.4
 Employee Stock Ownership Plan ("ESOP")                                  787,706               15.1
 Muriel M. Arnold                                                         36,879                0.7
 Patricia A. Rukavina                                                     36,879                0.7
 Arnold Family Trusts                                                    358,242                6.9
 Rukavina Family Trusts                                                  432,142                8.3
                                                                         -------              -----
 Totals                                                                5,208,078              100.0%
                                                                       =========              =====


DCM Tech, Inc. ("DCM") is a Minnesota corporation engaged in business as a manufacturer of a line of automotive rebuilding equipment. MAP Leasing Company ("MAP") is a Minnesota corporation engaged in business as a leasing company. Both DCM and MAP were wholly-owned

Benchmark Electronics, Inc.
       , 1996
Page 3





subsidiaries of EMD until January 2, 1996, when David H. Arnold purchased them in exchange for a $1,300,000 promissory note.

Benchmark and EMD believe that a combination of their respective businesses will enable both companies to grow and operate more efficiently. To achieve this purpose, Benchmark has agreed to acquire all of the assets of EMD through Newco, its wholly-owned subsidiary, as more fully described below.

                              PROPOSED TRANSACTION

In order to accomplish the aforementioned goal, the following transaction has been proposed:

 (1) Upon the effective date of the transaction, EMD will be merged with and into Newco pursuant to the applicable laws of the States of Minnesota and Texas. All of the assets of EMD and its liabilities will be transferred to Newco in exchange for a combination of Benchmark stock and cash consisting of 40 percent stock and 60 percent cash.

 (2) Pursuant to the merger, EMD will cease to exist as a separate legal entity, and upon surrender of 100% of the issued and outstanding shares of stock, its shareholders will receive $20,640,000(1) in Benchmark stock and $30,960,000(2) in cash, which amounts are to be adjusted based upon a formula in the Agreement. No fractional shares of Benchmark will be issued in the proposed transaction and cash in lieu thereof will be paid by Benchmark to the EMD shareholders.


If the average price of a share of Benchmark stock on the American Stock Exchange ("AMEX") for the twenty successive trading days ("the Computation Period") ending on the trading day immediately prior to the merger (the "Trading Price") is equal to or more than $32.00 then the Benchmark Measurement Price shall be $32.00. If the Trading Price is less than $32.00, then the Benchmark Measurement Price shall be the Trading Price. If the Trading Price is less than $22.00, then the transaction shall be terminated. The number of shares issued to the EMD shareholders will be calculated by dividing $20,240,000 by the Benchmark Measurement Price.

The aggregate number of shares of Benchmark common stock issued in the proposed transaction shall in no event exceed 805,879 shares. If Benchmark is required to issue shares in excess thereof for whatever reason, Benchmark shall cause shares of Benchmark convertible preferred stock to be issued in lieu of additional shares of common stock. In addition, in the event that the average price of Benchmark common stock for the trading date immediately prior to the closing date is less than

- -----------------

(1) $21,600,000 less 40% of the after-tax amount of "gain sharing payments". ($20,240,000 is an estimate, the final amount could change at closing.)

(2) $32,400,000 less 60% of the after-tax amount of "gain sharing payments". ($30,960,000 is an estimate, the final amounts could change at closing.)

Benchmark Electronics, Inc.
       , 1996
Page 4



the Benchmark Measurement Price, the cash amount and the amount of Benchmark shares to be exchanged will be adjusted to retain the 40/60 ratio described above.

In addition, David H. Arnold and Daniel M. Rukavina (sometimes collectively referred to as "the Founding Shareholders") will transfer certificates representing 73.2 percent of the shares of Benchmark stock issued to them to an escrow agent immediately after receipt. The stock shall be held in escrow until one year after closing. The Founding Shareholders will have the right to vote such shares and will have the right to receive dividends thereon. The only condition for termination of the escrow arrangement is the passage of time, i.e., a one year period from the effective date of the proposed transaction. The sole purpose of the escrow arrangement is to ensure that the "continuity of interest" requirement, more fully described below, is satisfied.

                                REPRESENTATIONS

In connection with the proposed transaction, the following representations are made:

    (a) The shareholders of EMD have no plan or intention to sell or otherwise dispose of the Benchmark common stock that will be received in the proposed transaction, other than to the escrow agent described above.

    (b)  No stock of Newco will be issued in the proposed transaction.

    (c) Benchmark has no plan or intention to redeem or otherwise reacquire any of its stock that was issued in the proposed transaction.

    (d) There is no intercorporate indebtedness among Benchmark, Newco, or EMD which was issued, acquired, or will be settled at a discount as a result of the proposed transaction.

    (e) Prior to the proposed transaction, Benchmark did not own any stock of EMD.

    (f)  Newco will assume all liabilities of EMD.

    (g) Benchmark, Newco, and EMD will each pay their own expenses, if any, incurred in connection with the proposed transaction.

    (h) The merger of EMD with and into Newco will qualify as a statutory merger under the laws of Minnesota and Texas.

Benchmark Electronics, Inc.
       , 1996
Page 5





    (i) Benchmark has no plan, intention, or obligation to sell or otherwise dispose of Newco stock or to liquidate Newco or to cause Newco to sell any of the assets of EMD to be acquired in the proposed transaction, except in the ordinary course of business.

    (j) Newco has no plan or intention of disposing of any of the assets of EMD to be received in the proposed transaction, except in the ordinary course of business.

    (k) Following the proposed transaction, Newco will continue the existing business of EMD in a substantially unchanged manner.

    (1) There have not been any, nor will there be any sales, redemptions, or other dispositions of stock of EMD by EMD occurring prior to the proposed transaction.

    (m) The liabilities of EMD to be assumed by Newco in the proposed transaction were incurred in the ordinary course of business and will be associated with the assets transferred to Newco by EMD.

    (n) The total fair market value and adjusted basis of the assets of EMD to be transferred to Newco will each equal or exceed the sum of the liabilities to be assumed by Newco plus the amount of liabilities to which the transferred assets may be subject.

    (o) Newco will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of EMD in the proposed transaction. For this purpose, amounts paid by EMD for expenses arising out of the transaction are to be included in determining the net and gross assets of EMD.

    (p) The fair market value of Benchmark stock and cash that will be received by the shareholders of EMD will be, in each instance, approximately equal to the fair market value of the shares of EMD stock surrendered.

    (q) All cash to be received by the shareholders of EMD will be paid by Benchmark.

    (r) No two parties to the proposed transaction are investment companies within the meaning of Section 368(a)(2)(F)(iii) or (iv) of the Internal Revenue Code of 1986, as amended.(3)

    (s) None of the compensation to be received by any shareholder/employees of EMD is separate consideration for or allocable to their shares of EMD stock surrendered in the exchange, and the compensation to be paid to such shareholder/employees after

- ---------------

(3) Unless otherwise noted, all references herein to "Section" or "Section" are to provisions of the Internal Revenue Code of 1986, as amended.

Benchmark Electronics, Inc.
       , 1996
Page 6


         the transaction will be commensurate with the amounts paid to third parties bargaining at arm's length for similar services. None of the stock or cash to be received by any shareholder-employees of EMD with respect to EMD stock is separate consideration for or allocable to any compensation owed to such shareholder-employees.

    (t) The purchase by David H. Arnold of DCM and MAP from EMD was commensurate with amounts that would have been paid by unrelated third parties bargaining at arm's-length in similar transactions.

    (u) The Benchmark stock to be placed in escrow by the Founding Shareholders will be legally issued and outstanding pursuant to state law and will appear as issued and outstanding on the balance sheet of Benchmark.

    (v) All cash dividends paid on the escrowed stock will be distributed currently to the Founding Shareholders.

    (w) All voting rights of the escrowed stock will be exercisable by the Founding Shareholders.

    (x) All of the escrowed stock will be released from escrow within one year of the date of consummation of the transaction unless there is a bona fide dispute as to whom the stock should be released to.

    (y) At least 50 percent of the total number of shares of the Benchmark stock issued initially to the shareholders of EMD will not be subject to the escrow agreement.

    (z) The return of any escrowed shares will not be triggered by an event the occurrence or nonrecurrence of which is within the control of the EMD shareholders.

    (aa) The return of any escrowed shares will not be triggered by the payment of additional tax or reduction in tax paid as a result of an IRS audit of EMD or its shareholders either (i) with respect to the reorganization transaction in which such stock will be issued, or (ii) when the persons related within the meaning of Section 267(c)(4); and shares of escrowed stock to be returned, if any, is objective and reasonably ascertainable.

    (bb) The mechanism for the calculation of the number of shares of escrowed stock to be returned, if any, is objective and reasonably ascertainable.

Benchmark Electronics, Inc.
       , 1996
Page 7


                                     ISSUE

Whether the proposed merger of EMD with and into Newco will qualify as a reorganization within the meaning of Section 368(a)(1)(A) by virtue of Section 368(a)(2)(D) and, if so, what are the Federal income tax consequences to Benchmark, Newco, and EMD and its shareholders.

                                   CONCLUSION

Based on the facts and representations set forth above and the Agreement, it is our view that the Federal income tax consequences of the proposed merger are as follows:

     (1) So long as the amount of Benchmark stock received by the EMD shareholders does not decrease below 40 percent of the total consideration received in the exchange for any reason, and further provided that the proposed merger of EMD with and into Newco qualifies as a statutory merger under the applicable laws of Minnesota and Texas, respectively, the acquisition by Newco of substantially all of the assets of EMD in exchange for Benchmark common stock, Benchmark preferred stock (if any), cash and the assumption by Newco of the liabilities of EMD, as described above, will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D). For these purposes, "substantially all" means at least ninety percent of the fair market value of the net assets and at least seventy percent of the fair market value of the gross assets of EMD. Benchmark, Newco, and EMD will each be "a party to a reorganization" within the meaning of Section 368(b).

     (2) The gain, if any, to be realized by the shareholders of EMD (other than the ESOP) will be recognized, but not in excess of the cash received. (Section 356(a)(1)). The receipt of the cash by such shareholders will qualify for sale or exchange treatment under Section 356(a)(2). See Rev. Rul. 93-61, 1993-2 C.B. 118. The receipt of the cash is not taxable as the ESOP is treated as a nontaxable entity. Any increase in value will be taxed to the participant when distributions are made to the trust. (Section 402)

     (3) The basis of the Benchmark stock to be received by the EMD shareholders (including any escrowed shares) will be equal to the basis of the EMD stock to be surrendered in the exchange decreased by the cash and increased by the amount of gain recognized on the exchange. (Section 358(a)(1)).

     (4) The holding period of the Benchmark stock to be received by the EMD shareholders (including any escrowed shares) will include the period the EMD stock exchanged therefor was held, provided that the EMD stock was held as a capital asset on the date of the exchange. (Section 1223(l)).

Benchmark Electronics, Inc.
       , 1996
Page 8


     (5) No gain or loss shall be recognized to EMD upon the transfer of substantially all of its assets to Newco in exchange for Benchmark stock, cash, and Newco's assumption of all of EMD's liabilities. (Sections 357(a) and 361(b)).

     (6) No gain or loss will be recognized to Benchmark or Newco on the receipt by Newco of substantially all of EMD's assets in exchange for Benchmark stock, cash and the assumption of EMD's liabilities by Newco (Rev. Rul. 57-278, 1957-1 C.B. 124).

     (7) Section 483 does not apply to Benchmark stock to be placed in escrow by the Founding Shareholders.

     (8) Newco will succeed to and take into account the items of EMD described in Section 381(c), subject to the provisions and limitations specified in Sections 381, 382, 383 and 384, if applicable, and the regulations thereunder. (Section 381(a) and Section 1.381(a)-1 of the Income Tax Regulations).

     (9) The payment of cash in lieu of fractional share interests of Benchmark stock will be treated for Federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Benchmark. These cash payments will be treated as having been received as distributions in full payment in exchange for the shares redeemed as provided in Section 302(b) (See Rev. Proc. 77-41, 1977-2 C.B. 574). Provided the fractional share interest is a capital asset in the hands of an exchanging shareholder, the gain or loss will constitute capital gain or loss subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code. (Sections 1221 and 1222).

                                   DISCUSSION

Section 368(a)(1)(A) provides that the term "reorganization" includes a statutory merger or consolidation. Section 1.368-2 of the Income Tax Regulations provides that for a reorganization to qualify under Section 368(a)(1)(A), it must be "effected pursuant to the corporation laws of the United States or a State or territory or the District of Columbia." With regard to a statutory merger in which the acquiring corporation uses stock of its parent corporation to effect the acquisition, Section 368(a)(2)(D) provides that such a merger will qualify as a Section 368(a)(1)(A) reorganization if certain requirements are met. Specifically, Section 368(a)(2)(D) provides as follows:

    The acquisition by one corporation, in exchange for stock of a corporation (referred to in this subparagraph as "controlling corporation") which is in control of the acquiring corporation, of substantially all of the properties of another corporation shall not disqualify a transaction under paragraph
    (1)(A) if--

    (i) no stock of the acquiring corporation is used in the transaction, and

Benchmark Electronics, Inc.
       , 1996
Page 9


   (ii) in the case of a transaction under paragraph (1)(A), such transaction would have qualified under paragraph (1)(A) had the merger been into the controlling corporation.

Accordingly, an acquisition by a subsidiary in exchange for stock of its parent will meet the requirements of this provision of the Code if: (a) "substantially all" the properties of the transferor are acquired by the subsidiary; (b) the transferor is merged into the subsidiary pursuant to state law; (c) the merger would have qualified under Section 368(a)(1)(A) had the transferor merged directly into the parent corporation and (d) no stock of the subsidiary is used in the transaction.

Statutory Requirements

With respect to the first requirement of Section 368(a)(2)(D), Section 1.368-2(b)(2) of the Income Tax Regulations provides, in part, as follows:

    In order for the transaction to qualify under Section 368(a)(1)(A) by reason of the application of Section 368(a)(2)(D), one corporation (the acquiring corporation) must acquire substantially all of the properties of another corporation (the acquired corporation) partly or entirely in exchange for stock of a corporation which is in control of the acquiring corporation (the controlling corporation) . . . .

For Internal Revenue Service advance ruling purposes, Rev. Proc. 77-37,
Section 3.01, provides that the "substantially all" requirement of Section 368(a)(2)(D) will be satisfied if:

    there is a transfer of assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the corporation immediately prior to the transfer. All payments to dissenters and all redemptions and distributions (except for regular, normal distributions) made by the corporation immediately preceding the transfer and which are part of the plan of reorganization will be considered as assets held by the corporation immediately prior to the transfer.

This rule does not establish a minimum percentage below which the "substantially all" test will not be met, but merely provides guidelines for advance rulings.(4) For example, one court has held that 51 percent of a corporation's assets (consisting of all of its operating assets) was sufficient to meet the "substantially all" test. See James Armour, Inc., 43 T.C. 295
(1965).

- ---------------

(4) Section 2.03 of Rev. Proc. 77-37 states that this operating rule does not define the lower limits of "substantially all of the properties" as a matter of law.

Benchmark Electronics, Inc.
       , 1996
Page 10


In the instant case, we assume that the "substantially all" requirement will be satisfied because all of the assets of EMD will be acquired by Newco in the transaction, other than the two subsidiaries and de minimis other assets sold, as described above, and amounts needed to pay reorganization expenses.(5) Further, it has been represented that Newco will acquire sufficient properties of EMD to satisfy the ninety percent and seventy percent tests of Rev. Proc. 77-37, Section 3.01.

The second requirement of Section 368(a)(2)(D) will be met if EMD merges into Newco pursuant to a statutory merger. Legal counsel must determine whether the transaction qualifies as a statutory merger under the laws of Minnesota and Texas. For purposes of our evaluation, we have assumed that this requirement will be met.

The third requirement of Section 368(a)(2)(D) is that the transaction will qualify under Section 368(a)(1)(A) if EMD merges directly into Benchmark, the controlling corporation. This requirement has been interpreted to mean that the general prerequisites to a reorganization under Section 368(a)(1)(A) such as (i) a valid business purpose, (ii) continuity of business enterprise, and
(iii) continuity of shareholder interest must be met in addition to the specific requirements of Section 368(a)(2)(D). These additional prerequisites are discussed in detail below under "Judicially Created Requirements".

The fourth statutory requirement under Section 368(a)(2)(D) is that no stock of the subsidiary, Newco, be used in the merger. This requirement will be met if the transaction is consummated pursuant to the terms of the Agreement.

In addition to the above, a corporation participating in a reorganization must, pursuant to Section 368(b), be a "party to the reorganization." Section 1.368-2(f) of the Regulations provides an example which states that all three corporations in a triangular merger are parties to the reorganization when a target corporation transfers substantially all its assets to the acquiring corporation in exchange for all or part of the voting stock of a corporation controlling the acquiring corporation. Because our facts are the same as the example in the regulation, all three corporations will be considered "parties to a reorganization."

Also for a transaction to qualify under Section 368, there must be a plan of reorganization pursuant to which the steps in the corporation readjustment are effectuated. A plan of reorganization is expressly required by Sections 354 and 361, which grant tax-free treatment to reorganization exchanges only if they are made in pursuance of a plan. In this regard, Reg. Section 1.368-3(a) provides that:

    The plan of reorganization must be adopted by each of the corporations parties thereto; and the adoption must be shown by the acts of its duly constituted responsible officers, and appear upon the official records of the corporation.

- ---------------

(5) Each party to the reorganization will pay its own expenses in connection with the transaction.

Benchmark Electronics, Inc.
       , 1996
Page 11


In the instant case, once the Agreement is adopted and approved by the proper parties, the requirement for a plan of reorganization will be satisfied.

Judicially Created Requirements

As noted above, there are three additional tests that a transaction must satisfy in order to qualify as a reorganization within the meaning of Section 368(a). These tests have their origin in court decisions and are now set forth in Reg. Section 1.368-1(b), (c) and (d).

The first requirement is that the reorganization have a valid business purpose and not a tax avoidance purpose. Section 1.368-1(b) of the Regulations states that the reorganization provisions permit "certain . . . exchanges incident to such readjustments of corporate structures . . ., as are required by business exigencies . . ." to be excepted from the general rule of taxation. Thus, a transaction will not be accorded reorganization treatment for tax purposes unless it serves a corporate business purpose. In this instance, unrelated parties dealing at arm's-length will enter into an agreement to merge that is intended to benefit all parties. Accordingly, the business purpose requirement of the Regulations should be met.

The second requirement is that a reorganization must result in a "continuity of the business enterprise under the modified corporate form." See Reg. Section 1.368-1(b). On this regard, Reg. Section 1.368-1(d) states that the transferee corporation must either (i) continue the transferor corporation's "historic business" or (ii) "use a significant portion of [the transferor's] historic business assets in a business." It has been represented that Newco will continue to use the assets of EMD in an ongoing business. Furthermore, it has been represented that EMD's current business is its historic business. Based upon these representations, the continuity of business enterprise requirement of the Regulations should be met.

The third prerequisite set forth in the Regulations is the continuity of shareholder interest requirement. Specifically, Reg. Section 1.368-1(b) provides that there must be a continuing equity interest on the part of those persons who, directly or indirectly, were owners of the acquired enterprise prior to the acquisition for the transaction to qualify as a tax-free reorganization. For purposes of advance rulings, the Service, in Rev. Proc. 77-37, Section 3.02, has stated that the continuity of interest requirement will be satisfied if:

    there is continuing interest through stock ownership in the acquiring [corporation] or transferee corporation [or its parent] . . . on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the

Benchmark Electronics, Inc.
       , 1996
Page 12


    value of all of the formerly outstanding stock of the acquired or transferor corporation as of the same date.(6)

It is not necessary that 50 percent of the consideration received by each shareholder of the acquired corporation consist of stock of the acquiring corporation or that 50 percent in number of the shareholders of the acquired corporation receive stock of the acquiring corporation. All that is required is that at least 50 percent of the value of the entire consideration transferred by the acquiring corporation to the shareholders of the acquired corporation in the aggregate consists of stock of the acquiring corporation or its parent. See Rev. Rul. 66-224, 1966-2 C.B. 114.

Although the Service will not issue an advance ruling that a transaction qualifies as a reorganization unless the 50 percent test of Rev. Proc. 77-37 is satisfied, 50 percent is not the lower limit for determining whether the continuity of interest requirement is met. For instance, the Service has taken the position in a published ruling, Rev. Rul. 61-156, 1961-2 C.B. 62, that 45 percent qualifying consideration satisfied the continuity requirement. However, in a published Technical Advice Memorandum (TAM 7905011), the Service held that a continuing interest in an acquiring corporation by shareholders holding 34 percent of the stock of the acquired corporation did not represent sufficient continuity of interest to characterize the transaction as a reorganization under Section 368.

In John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935), the Supreme Court held that sufficient continuity of interest existed when assets were transferred for consideration composed of 38 percent preferred stock and 62 percent cash. Moreover, in Ralph M. Heintz, 25 T.C. 132 (1955), the Service contended that a reorganization existed when the consideration transferred to the acquired corporation's shareholders consisted of 37-1/2 percent stock and 62-1/2 percent cash.

The continuity of interest requirement as developed by the courts involves two distinct elements: (a) the qualitative nature of the consideration given by the transferee (or its parent); and (b) the proportion or amounts thereof that consist of "continuity-preserving" interests. See Bittker and Eustice, Federal Income Taxation of Corporations and Shareholders Paragraph 12.21[2][b], p. 12-27 (6th Ed. 1993). With respect to the former, only an equity interest evidenced by common or preferred stock, whether voting or nonvoting, qualifies. With respect to the latter, the proportion in question represents the proportion of equity consideration to aggregate consideration received for the transferred assets. See Bittker and Eustice, supra, at p. 12-28. In the instant case, the stock portion of the consideration to be received by the EMD shareholders can be determined as follows:

- ----------------

(6) This rule is solely to provide guidance for advance ruling purposes. It does not, as a matter of law, define the lower limits of continuity of interest. See Section 2.03 of Rv. Proc. 77-37.

Benchmark Electronics, Inc.
       , 1996
Page 13


                     Benchmark Stock           $20,640,000
                     Cash                       30,960,000(7)
                                                ----------
                      Total Consideration      $51,600,000
                                                ==========

                       $20,640,000(8) = 40%
                       -----------
                       $51,600,000

Accordingly, the total stock consideration to be received here should be approximately 40% of the total consideration paid and the percentage of continuing equity interest held to satisfy the continuity of interest test as set forth in Nelson, should be satisfied here. As stated above, if the average trading price for Benchmark stock on the day prior to closing is less than the Benchmark Measurement Price, then the amounts set forth above will be adjusted pursuant to Section 2.1(e) of the Agreement and the formula set forth in
Exhibit 2.1(e) to the Agreement to retain the 40/60 stock to cash ratio.

If an exchanging shareholder of the acquired corporation in a reorganization receives cash or other property, i.e. boot, in addition to stock of a party to the reorganization in an exchange that would otherwise qualify for tax-free treatment under Section 354, the boot will be taxable under Section 356. See
Section 354(a)(3). Under Section 356(a)(1), if an exchanging shareholder receives boot as well as nonrecognition property, his gain, if any, will be recognized, but not in an amount in excess of the boot received. Section 356(a)(2) determines whether the boot will be treated as a dividend or as capital gain (unless the shareholder is a dealer in securities). Specifically,
Section 356(a)(2) provides that if an exchange has ... "the effect of the distribution of a dividend", the exchanging shareholder's recognized gain must be treated as a dividend to the extent of his ratable share of earnings and profits accumulated after February 23, 1913. The remainder of recognized gain, if any, is treated as gain from the exchange of property.

In this instance, when exchanging EMD shareholders receive cash in addition to Benchmark stock, such property will be treated as boot for purposes of Section
356. This will result in taxable income to the recipient shareholder if the shareholder realizes gain on the exchange. The amount of such taxable income is, however, limited to the amount of boot received.

In Commissioner v. Clark, 489 U.S. 726 (1989), 1989-2 C.B. 68, the sole shareholder of a target corporation exchanged his target stock for stock of an acquiring corporation and cash. The Supreme Court applied the dividend equivalency rules for redemptions contained in Section 302 to determine whether the boot payment had the effect of a dividend distribution under Section 356(a)(2).

- ---------------

(7) This calculation assumes that no EMD shareholders will dissent the proposed transaciton including the ESOP participants. As 85 percent of EMD is owned by the Founding Shareholders and related entities and remaining 15 percent is owned by an ESOP, it has been assumed that there will be few, if any, dissenters.

(8)   Includes preferred stock, if necessary, as described above.

Benchmark Electronics, Inc.
       , 1996
Page 14


The Court concluded that the treatment of a boot distribution is determined "by examining the effect of the exchange as a whole," 489 U.S. 726, 737, and held that by the test is made by comparing the interest the shareholder actually received in the acquiring corporation in the reorganization exchange with the interest the shareholder would have received in the acquiring corporation if solely stock had been received.

Section 302(a) provides that a redemption of stock "shall be treated as a distribution in part or full payment in exchange for the stock" if the transaction fits into any one of four categories set forth in Section 302(b). Of those four categories, at least two have application in this case: Section 302(b)(1) and Section 302(b)(2). Section 302(b)(1) provides that a redemption qualifies for exchange treatment if it is "not essentially equivalent to a dividend" and Section 302(b)(2) provides that a redemption will qualify for exchange treatment if it is "substantially disproportionate" as defined thereunder.

In order to qualify as substantially disproportionate under Section 302(b)(2), a redemption must meet three requirements:

     (1) Immediately after the redemption the shareholder must own
         (directly or constructively) less than 50 percent of the total combined voting power of all classes of outstanding stock entitled to vote;

     (2) The shareholder's percentage of the total outstanding voting stock immediately after the redemption must be less than 80 percent of his percentage of ownership of such stock immediately before the redemption; and

     (3) The shareholder's percentage of outstanding common stock (whether or not voting) after the redemption must be less than 80 percent of his percentage of ownership before the redemption.

In the instant case, each EMD shareholder will exchange all of his EMD shares for consideration consisting of 60 percent cash and 40 percent Benchmark stock. Under Rev. Rul. 93-61, 1993-2 C.B. 118, and Clark, an exchanging shareholder will be treated as having received solely Benchmark stock and thereafter redeemed 60 percent thereof for cash. Since each Benchmark shareholder will own less than 50 percent of the voting stock of Benchmark after the hypothetical redemption and also will have a reduction in excess of 20 percent of his prior ownership of the Benchmark voting stock, Section 302(b)(2) will apply to the hypothetical redemption. Accordingly, each shareholder will qualify for sale or exchange treatment for the gain recognized as a result of the receipt of the cash in the proposed transaction. Further, since Section 302(b)(2) should also apply here, Section 302(b)(1) need not be addressed here even though it should also apply as well to provide the same result.

Exchanging shareholders in a Section 354 exchange determine their basis for property acquired in the exchange under Section 358(a) which provides that the basis of stock received shall be the same as the

Benchmark Electronics, Inc.
       , 1996
Page 15


basis of the stock transferred, decreased by the fair market value of any boot received, and increased by the amount of any gain recognized on the exchange.

Section 1223(l) provides that the holding period of property acquired in a nontaxable exchange can be computed by adding or tacking on the time that the old asset was held to the time the acquired asset was held if the property exchanged was a capital asset or a "Section 1231 asset" and the basis of the property received has the same basis as the property exchanged.

Section 361 provides that no gain or loss shall be recognized if a corporation, a party to a reorganization, exchanges property, in pursuance of a plan of reorganization, solely for stock in another corporation a party to the reorganization. Under Section 361(b), a transferor corporation will not recognize gain, even if boot is received in the reorganization, if all of the boot is distributed to its shareholders in pursuance of the plan of reorganization. In the instant case, all of the stock of Benchmark and all other property will be distributed to the EMD shareholders as part of the transaction. For the purposes of Section 361, Section 357(a) provides that the assumption of a transferor corporation's liabilities or the taking of property subject to liabilities will not constitute money or other property. Furthermore, Rev. Rul. 73-257, 1973-1 C.B. 189, provides that the assumption by a parent corporation of a portion of the liabilities of an acquired corporation in a Section 368(a)(1)(A)/368(a)(2)(D) reorganization does not prevent the transaction from qualifying as a reorganization and will not result in the recognition of gain or loss to the acquired corporation.

Escrow Agreement

Escrow arrangements are permitted by the Service in certain types of acquisitive reorganizations, including Sections 368(a)(1)(A) and 368(a)(2)(D) reorganizations. For advance ruling purposes, the Service will permit a portion of the stock of the acquiring corporation, or a corporation in control of the acquiring corporation, to be placed in escrow by the exchanging shareholders for possible return to the acquiring corporation under specified conditions, provided certain operating rules as set forth in Section 3.06 of Rev. Proc. 77-37, amended by Rev. Proc. 84-42, 1984-1 C.B. 521, are met. These operating rules are as follows:

     (1) There is a valid business reason for establishing the arrangement; (2) The stock subject to such arrangement appears as issued and outstanding on the balance sheet of the acquiring corporation and such stock is, in fact, legally outstanding under applicable state law; (3) All dividends paid on such stock will be distributed currently to the exchanging shareholders; (4) All voting rights of such stock (if any) are exercisable by or on behalf of the shareholders or their authorized agent; (5) No shares of such stock are subject to restrictions requiring their return to the issuing corporation because of death, failure to continue employment or similar restrictions; (6) All such stock is released from the arrangement within five years from the date of consummation of the reorganization (except where there is a bona fide dispute as to whom the stock should be released to); (7) At least 50 percent of the number of

Benchmark Electronics, Inc.
       , 1996
Page 16


         shares of each class of stock issued initially to the shareholders (exclusive of shares of stock to be issued at a later date . . . ) is not subject to the arrangement, (8) The return or any escrowed will not be triggered by an event the occurrence or nonrecurrence of which is within the control of the EMD shareholders, (9) The return of any escrowed will not be triggered by the payment of additional tax or reduction in tax paid as a result of an IRS audit of EMD or its shareholders either (a) with respect to the reorganization transaction in which such stock will be issued, or (b) when the persons related within the meaning of Section 267(c)(4); and shares of escrowed stock to be returned, if any, is objective and reasonably ascertainable,
         (10) The mechanism for the calculation of the number of shares of escrowed stock to be returned, if any, is objective and reasonably ascertainable.

The parties have represented that the operating rules above have been met (see Representations (u) through (bb) above). Therefore, the use of the escrow arrangement should not prevent the transaction from qualifying as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D).

Fractional Shares

If fractional shares are not issued in the proposed transaction, and an adjustment is necessary to eliminate the need therefor, cash received by an EMD shareholder in lieu of a fractional share interest in Benchmark common stock will be treated as having been received in full payment for such fractional share interest subject to the provisions and limitations of Section 302. Rev. Proc. 77-41, 1977-2 C.B. 574, amplifies Rev. Proc. 77-37, by including a statement that:

    A ruling will usually be issued under Section 302(a) of the Code that cash to be distributed to shareholders in lieu of fractional share interests arising in corporate reorganizations . . . will be treated as having been received in part or full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration.

In the instant case, since the conditions of Rev. Proc. 77-41 appear to be met, the receipt of cash in lieu of fractional shares will be treated under Section 302(a) resulting in long term capital gains, provided the EMD stock exchanged therefor was a capital asset held for more than 12 months.

Section 381

Section 381 deals with the tax treatment of carryovers in certain corporate acquisitions. Specifically, Section 381(a) provides that in the case of an acquisition of assets pursuant to a reorganization under Section 368(a)(1)(A) and Section 368(a)(2)(D), the acquiring corporation shall succeed to and take into account the tax attributes of the transferor corporation, including net operating loss carryovers. However,

Benchmark Electronics, Inc.
       , 1996
Page 17


Section 382 limits the deductibility of net operating loss carryforwards of corporations experiencing ownership changes. No opinion is given and no determination has been made with respect to any possible limitation of this kind.

Section 483

Section 483 provides that in the case of any payment under any contract for the sale or exchange of any property interest can be imputed if the provision applies. Section 483 applies to payments where all or part of the sales price is due more than 6 months after the date of the sale or exchange. In the instant case, all of the consideration for EMD will be paid to the EMD shareholders immediately. Thereafter, the Founding Shareholders will transfer their Benchmark shares to the escrow agent. Accordingly, there is no deferred or contingent payment here and as such, Section 483 does not apply to the escrowed shares. See Rev. Rul. 70-120, 1970-1 C.B. 124.

                                     CAVEAT

No opinions are provided with respect to issues not specifically set forth in the "OPINION" section of this letter. Our opinion has not been requested and none is expressed with respect to any foreign, state or local tax consequences to Benchmark, Newco, EMD or the EMD shareholders including, but not limited to, income, franchise, sales, use, excise or transfer taxes which effect may be significant. Further, no opinion is rendered, expressed or implied with respect to the tax consequences to any other party as a result of the proposed transaction.

Our conclusions with respect to the proposed transaction are based upon the assumption that the stock consideration received by the EMD shareholders will not decrease below 40% and no views are expressed with respect to the proposed transaction if that event occurs.

This opinion letter sets forth our views based on the completeness and accuracy of the above stated facts and any assumptions that were included. If any of the foregoing is not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinion, we are relying upon he relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion.

                                 * * * * * * *

Benchmark Electronics, Inc.
       , 1996
Page 18


This opinion may only be provided to the Internal Revenue Service in connection with an examination of the underlying transaction.

If you have any questions, please contact me at (713) 221-0167.

Very truly yours,

KPMG Peat Marwick LLP




Francis D. McQuilkin
Managing Director